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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF KIRKLAND & ELLIS]

                                 June 30, 1999
To Call Writer Direct:
212 446-4800

Sleepmaster L.L.C.
Sleepmaster Finance Corporation
2001 Lower Rd.
Linden, NJ 07036

Re: Offer for all outstanding 11% Senior Subordinated Notes due 2009 in exchange for 11% Series B Senior Subordinated Notes due 2009 of Sleepmaster L.L.C. and Sleepmaster Finance Corporation

Ladies and Gentlemen:

     We have acted as counsel to Sleepmaster L.L.C. and Sleepmaster Finance Corporation (the "Companies") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $115,000,000 of its 11% Series B Senior Subordinated Notes due 2009 (the "New Notes") for a like principal amount of its 11% Senior Subordinated Notes due 2009 (the "Old Notes").

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 30, 1999 (the "Registration Statement"), and such other documents as we deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the exchange notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,


                                          Kirkland & Ellis